First Niagara Financial Group, Inc.
Consent of KPMG LLP
Exhibit 23

                       Consent of Independent Accountants


The Board of Directors
First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-57736) on Form S-8 of First Niagara Financial Group, Inc. of our report dated January 26, 2001, with respect to the consolidated statements of condition of First Niagara Financial Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of First Niagara Financial Group, Inc.



                                          /s/ KPMG LLP

March 22, 2001
Buffalo, New York